Exhibit 99.1

News Release

          FOR IMMEDIATE RELEASE

Contact:	At Dresner Corporate Services
Robert L. Johnson, Chairman & CEO Curt Kollar, CFO	Steve Carr 312-780-7211
706-645-1391	scarr@dresnerco.com
bjohnson@charterbank.net or ckollar@charterbank.net

CHARTER FINANCIAL ANNOUNCES
 FISCAL 2011 EARNINGS

•      Net Income of $2.3 million for the Fiscal Year
•      FDIC Acquisition Builds Franchise
•      Lower Funding Costs
•      Credit Metrics Improved

WEST POINT, Georgia, November 14, 2011—Charter Financial Corporation (NASDAQ: CHFN) today reported net income of $2.3 million, or $0.13 per basic and diluted share, for its fiscal year ended September 30, 2011, compared with $5.9 million, or $0.32 per basic and diluted share, for the fiscal year ended September 30, 2010. The decrease in earnings for fiscal 2011 was primarily attributable to a $1.1 million purchase gain on the assets and liabilities of The First National Bank of Florida (FNB) acquired from the FDIC on September 9, 2011 compared to a $9.3 million purchase gain on the assets and liabilities of McIntosh Commercial Bank acquired from the FDIC on March 26, 2010.  Net income for the quarter ended September 30, 2011 was $229,000, down from $846,000 for the fourth quarter of fiscal 2010.

The Company’s total assets were $1.2 billion at both September 30, 2011, and September 30, 2010.  Total loans outstanding were $652.0 million at September 30, 2011, of which $232.0 million, or 35.6 percent, were covered by FDIC loss sharing agreements (“covered loans”). This compared with loans outstanding of $554.4 million at June 30, 2011 and $599.4 million at September 30, 2010.  Chairman and CEO Robert L. Johnson said, “We acquired $185.9 million in loans as part of The First National Bank of Florida acquisition, which more than replaces loan runoff during the year.  Organic loan growth remains very difficult.”

Mr. Johnson said, “In addition to adding some earning assets, the FNB acquisition improved our long-term franchise value.  We added approximately $131.0 million in non-time deposits, including approximately 7,000 checking accounts, and most of these high quality deposits are serviced in four of the eight FNB branches we have retained.

Mr. Johnson continued, “Our network of branches serves an attractive geographic region in West Central Georgia, East Central Alabama and the Northwest Florida Panhandle.  As part of an on-going program to right-size operations for current and future profitability, CharterBank closed two legacy branches earlier in the year and four of eight acquired panhandle branches on October 28, 2011.”

“Our solid capital position places CharterBank in a unique position of strength versus many of its peers. With our strong capital, respectable asset quality and a solid operating base, we are well positioned to build an enviable community bank with strong shareholder returns,” according to Mr. Johnson.

Mr. Johnson concluded, “There was improvement on several other fronts.  Funding costs were lower, credit costs declined and credit metrics improved.  We believe those trends will continue, but credit performance, in particular, is affected by the general and local economies and real estate markets. Additionally, despite our asset growth from the FNB acquisition, CharterBank further strengthened its core regulatory capital to 10.68 percent of assets at September 30, 2011, from 10.21 percent of assets a year earlier.”

Total deposits were $911.1 million at September 30, 2011 compared to $823.1 million at September 30, 2010.  The FNB acquisition was the primary contributor to the increased deposits. Over half of our retail deposits are now core (non-time) deposits. Borrowings decreased to $110.0 million at September 30, 2011 from $212.0 million at September 30, 2010, due to lower use of wholesale funding.

Net interest income increased $3.4 million to $30.6 million for the year ended September 30, 2011, compared to $27.2 million for fiscal 2010.  The increase was due to a decrease in interest expense of $7.6 million to $15.2 million for the year ended September 30, 2011 compared to $22.8 million for the fiscal 2010.  This was partially offset by a decrease of $4.2 million in interest income to $45.8 million for the year ended September 30, 2011 compared to $50.0 million for fiscal 2010.   The net interest margin increased to 3.59 percent for the year ended September 30, 2011, compared with 3.07 percent for the year ended September 30, 2010.  The lower average cost of deposits and lower average balance of high cost borrowings contributed to the improved net interest margin.  Net interest income improved with the higher net interest margin more than offsetting the lower average balance of loans.

Nonperforming assets not covered by FDIC loss sharing agreements (“non-covered assets”) declined to $15.8 million at September 30, 2011, from $21.4 million at September 30, 2010, and $17.2 million at June 30, 2010. The Company had net charge-offs of $2.1 million for the fiscal year ended September 30, 2011, compared to $5.3 million for fiscal 2010. The Company recorded a loan loss provision of $1.7 million on non-covered loans for the fiscal year ended September 30, 2011, down from a $5.8 million loan loss provision for the prior fiscal year. The allowance for loan losses was 2.19 percent of non-covered loans at September 30, 2011, compared with 2.12 percent of non-covered loans at September 30, 2010.   The year ended September 30, 2011 included a $1.2 million provision for losses on covered loans compared to a $421,000 provision for the prior year.

Noninterest income totaled $9.6 million for the quarter ended September 30, 2011, compared with $17.5 million for the prior fiscal year. Noninterest income for fiscal 2011 was lower due to a $1.1 million purchase gain on the assets and liabilities of FNB acquired from the FDIC on September 9, 2011 compared to a $9.3 million purchase gain on the assets and liabilities of McIntosh Commercial Bank acquired from the FDIC on March 26, 2010.  Also, the Company had lower discount accretion on the Company’s FDIC indemnification asset which totaled accretion of $1.0 million and $1.8 million for the fiscal years ended September 30, 2011 and 2010, respectively.  The fiscal year ended September 30, 2011 included a charge of $2.3 million for other than temporary impairment of non-agency collateralized mortgage-backed securities, of which $1.8 million was recorded for the quarter ended September 30, 2011.  This charge was partially offset by a gain on the sale of securities of $774,000 for the fiscal year.

Noninterest expense increased to $34.3 million for the year ended September 30, 2011 compared to $30.5 million for the prior fiscal year.  The majority of the increase was related to the Company’s FDIC-assisted acquisitions, including the costs associated with acquiring, integrating and operating the additional branches as well as resolving the acquired problem assets.  The quarter ended September 30, 2011 included approximately $500,000 of transaction costs related to the FNB acquisition.

The Company had total stockholders’ equity of $139.4 million at September 30, 2011, compared with $135.8 million at September 30, 2010.

About Charter Financial Corporation

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a growing full-service community bank. Charter Financial Corporation is in the mutual holding company structure. CharterBank is headquartered in West Point, Georgia, and operates branches in West Central Georgia, East Central Alabama and The Florida Panhandle. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements
This release contains “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties.  Consequently, no forward-looking statements can be guaranteed.  Except as required by law, the  Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Charter Financial Corporation
Selected Financial Data (unaudited)
In thousands except share and per share data:

	September 30, 2011	September 30, 2010***	June 30, 2011
Total Assets	$1,171,491	$1,186,082	$955,842
Cash and Cash Equivalents	149,762	235,639	65,318
Loans Receivable, Net	652,025	599,370	554,449
Non-covered Loans Receivable, Net	419,979	451,231	434,310
Covered Loans Receivable, Net	232,046	148,139	120,139
Real Estate Owned	31,769	39,268	24,322
Non-covered Real Estate Owned	4,093	9,641	4,838
Covered Real Estate Owned	27,676	29,627	19,484
Mortgage-Backed Securities Available for Sale	130,600	133,080	135,292
Core Deposits*	447,176	313,170	319,360
Retail Deposits**	883,389	739,691	663,834
Total Deposits	911,094	823,134	695,818
Borrowings	110,000	212,000	110,000
Total Stockholders’ Equity	139,416	135,788	138,907

Book Value per Share	$7.68	$7.49	$7.65
Tangible Book Value per Share	7.34	7.20	7.37

Minority Shares Outstanding	6,706,423	6,675,775	6,694,232
Total Shares Outstanding – at Period End	18,164,347	18,133,699	18,152,156
Weighted Average Total Shares Outstanding – Basic	18,146,627	18,420,938	18,140,655
Weighted Average Total Shares Outstanding – Fully Diluted	18,183,938	18,473,624	18,187,929

*Core deposits include transaction accounts, money market accounts and savings accounts.
**Retail deposits include Core Deposits and certificates of deposits excluding brokered and wholesale certificates of deposits.
***Financial information as of September 30, 2010  has been derived from audited financial statements.

Charter Financial Corporation
Selected Operating Data (unaudited)
In thousands except share and per share data

	Twelve Months Ended		Three Months Ended
	September 30,		September 30,		June 30,	March 31,
	2011	2010	2011	2010	2011	2011

Total Interest Income	$45,786	$49,959	$10,692	$13,331	$11,397	$11,312
Total Interest Expense	15,228	22,758	3,155	6,186	3,244	4,010
Net Interest Income	30,558	27,201	7,537	7,145	8,153	7,302
Provision for Loan Losses on non-covered loans	1,700	5,800	300	700	300	300
Provision for Loan Losses on covered loans	1,200	420	800	420	-	400
Net Interest Income after
Provision for Loan Losses	27,658	20,981	6,437	6,025	7,853	6,602
Noninterest Income	9,633	17,510	2,059	3,371	2,449	2,215
Noninterest Expense	34,292	30,469	8,288	9,082	7,968	8,627
Income before Income Taxes	2,999	8,022	208	314	2,334	190
	.				.
Income Tax Expense (Benefit)	694	2,087	(21)	(532)	785	(62)
Net Income	$2,305	$5,935	$229	$846	$1,549	$252

Earnings per Share – Basic	$0.13	$0.32	$0.01	$0.05	$0.09	$0.01
Earnings per Share – Fully Diluted	0.13	0.32	0.01	0.05	0.09	0.01
Cash Dividends per Share**	0.20	0.40	0.05	0.05	0.05	0.05

Net Charge-offs – Legacy Loans	2,127	5,335	290	361	634	632
Deposit Fees	5,843	5,789	1,601	1,564	1,448	1,360
Gain on Sale of Loans	656	796	150	171	127	117
Bargain Purchase Gains	1,095	9,343	1,095	-	-	-

**First Charter, MHC has waived most of its portion of these dividends, resulting in payment primarily to the minority stockholders.

	Twelve Months Ended		Three Months Ended
	September 30,		September 30,		June 30,	March 31,
	2011	2010	2011	2010	2011	2011
	Unaudited
Return on Equity	1.67%	5.62%	0.65%	3.09%	4.46%	0.74%
Return on Assets	0.22%	0.56%	0.09%	0.29%	0.64%	0.10%
Net Interest Margin	3.59%	3.07%	3.56%	3.07%	4.06%	3.40%
Bank Core Capital Ratio	10.68%	10.21%	10.68%	10.21%	13.16%	12.49%
Bank Total Risk Based Capital	24.36%	21.53%	24.36%	21.53%	26.43%	24.66%
Effective Tax Rate	23.15%	26.01%	(9.97%)	(169.56%)	33.64%	(32.80%)
Dividend Payout Ratio	83.82%	27.29%	211.74%	32.98%	31.31%	192.53%

Ratios of Non-covered Assets:
Allowance for loan losses as a % of Total Loans	2.19%	2.12%	2.19%	2.12%	2.12%	2.17%
Allowance for loan losses as a % of Nonperforming Loans	80.13%	83.07%	80.13%	83.07%	75.78%	82.72%
Nonperforming Assets as a % of Total Loans and REO	3.64%	4.55%	3.64%	4.55%	3.83%	4.29%
Nonperforming Assets as a % of Total Assets	1.99%	2.34%	1.99%	2.34%	2.28%	1.96%
Net Charge-offs as a % of Average Loans	0.48%	0.90%	0.27%	0.27%	0.57%	0.56%

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